Exhibit 99.1

ZS Pharma to Present at Bank of America Merrill Lynch 2015 Health Care Conference

Redwood City, Calif. – May 6, 2015 – ZS Pharma, Inc. (Nasdaq: ZSPH), a biopharmaceutical company focused on the development and commercialization of highly selective, non-absorbed drugs to treat renal, cardiovascular, liver and metabolic disorders, today announced that management will present at the Bank of America Merrill Lynch 2015 Health Care Conference at the Encore-Wynn Hotel in Las Vegas, Nevada on Wednesday, May 13, 2015, at 1:40 p.m. Pacific Time. The presentation will be webcast live and available for replay from ZS Pharma’s website at http://www.zspharma.com in the Investor Relations section. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About ZS Pharma ZS Pharma is a publicly traded (Nasdaq: ZSPH), biopharmaceutical company with offices in Redwood City, California and Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9 (sodium zirconium cyclosilicate), is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information about ZS Pharma is available at www.zspharma.com.

ZS Pharma Contacts

Adam Tomasi (Investors)	Denise Powell (Media)
ZS Pharma	Red House Consulting
650.458.4100	510.703.9491
atomasi@zspharma.com	denise@redhousecomms.com

Source: ZS Pharma